Exhibit 10.2

AMENDMENT NO. 1 TO ASSET ACQUISITION AGREEMENT

This Amendment is dated June 29, 2004 and is made by and among TRAFFIX, INC., a Delaware corporation, having an address at One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965, (hereafter referred to as “Traffix”); NEW SEND, INC., a Delaware corporation, having an address at One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965 (hereafter referred to as “New Send” or “Purchaser”); SENDTRAFFIC.COM INC., a New York corporation, having an address at 16 Atlantic Avenue, 2nd Floor, Lynbrook, New York 11563 (hereafter referred to as “ST”); THE TRAFFIC GROUP, LLC, a New York limited liability company having an address at 16 Atlantic Avenue, 2nd Floor, Lynbrook, New York 11563 (“TG”, and, collectively with ST, the “Seller”); CRAIG HANDLEMAN, an individual having an address at 16 Atlantic Avenue, 2nd Floor, Lynbrook, New York 11563 (hereafter referred to as “Craig”); and GREG BYRNES, an individual having an address at16 Atlantic Avenue, 2nd Floor, Lynbrook, New York 11563 (hereafter referred to as “Greg”).

W I T N E S S E T H:

WHEREAS, the parties hereto were also parties to that certain Asset Acquisition Agreement dated as of June 9, 2004 (the “Agreement”); and

WHEREAS, the parties hereto are desirous of amending the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed that:

1.             All capitalized terms not otherwise defined herein shall have the same meaning ascribed thereto in the Agreement.

2.             All references in the Agreement to “SendTraffic, Inc.”, “TrafficGroup, LLC” and “Craig Handelman” shall be revised to read “SENDTRAFFIC.COM INC.”, “THE TRAFFIC GROUP, LLC” and “Craig Handleman”, respectively.

3.             Section 4.4(7) is hereby revised to read as follows:

“(7)         options to purchase up to an aggregate of 70,000 shares of Common Stock issued in the names of those employees of Seller designated at Closing by Seller, provided such designated individuals are employees of Traffix (or any subsidiary thereof) at Closing (such options vesting in equal installments on each of their date of grant and the first and second anniversaries of their date of grant and otherwise governed in accordance with the terms and provisions of Traffix’s 1996 Employee Stock Option Plan, as then amended and restated (the “Plan”)); provided, however, that if Seller elects at Closing that the designated employees be issued options for less than 70,000 shares of Common Stock, Seller’s Shareholders shall have the right subsequent to the Closing to cause Traffix to issue additional options for such shortfall amount to those employees of NewSend designated by Seller’s Shareholders (such options vesting in equal installments on each of their date of grant and the first and second anniversaries of their date of grant and otherwise governed in accordance with the terms and provisions of the Plan.”

4.             The limitations on Indemnity provided in Section 8.5 of the Agreement shall not apply to any Claims of Traffix or New Send against Seller, Craig and/or Greg arising as a result of (i) Seller’s failure to be authorized to do business or otherwise comply with the Laws of Connecticut or North Carolina; (ii) Seller’s failure to pay any and all franchise taxes due the State of New York; (iii) Seller’s failure to be in good standing in New York State; (iv) Seller’s assignment of the Lease (provided that this shall not limit New Send’s obligations under the

Assignment and Assumption Agreement); (v) the delivery of the Agreement or any Other Document to which any Seller’s Shareholder is a party not constituting the valid and binding obligations of each Seller’s Shareholder, enforceable against them in accordance with their respective terms; (vi) either the execution and delivery of the Agreement or any Other Document to which any Seller’s Shareholder is a party, or the consummation of the transactions contemplated thereby, or compliance with and fulfillment of the terms and conditions of the Agreement or any Other Document to which Seller’s Shareholder is a party, by a Seller’s Shareholder, conflicting with, or resulting in a breach of the terms, conditions or provisions of, or constituting a default under the articles of incorporation or bylaws (or equivalent documents) of Seller; (vii) failure to give notice to or obtain authorization of any Government Entity required by federal or New York state Law to be obtained by any Seller’s Shareholder for the consummation by any Seller’s Shareholder of the transactions contemplated by the Agreement; and (viii) the consummation by any Seller’s Shareholder of the transactions described in the Agreement violating or resulting in a breach or default under any federal or New York state Law applicable to any Seller’s Shareholder and resulting in the creation or imposition of any Lien upon any of the Acquired Assets.

5.             The limitations on Indemnity provided in Section 8.5 of the Agreement shall not apply to any Claims of Seller, Craig and/or Greg against Traffix or New Send arising as a result of a claim by Traffix or New Send against the landlord under the Lease and a corresponding claim by landlord against Seller, Craig and/or Greg under the Consent to Assignment and Assumption of Lease by and among the landlord, ST and New Send.

6.             Schedule 5.16 to the Agreement shall be as annexed hereto as Exhibit A.

Signature page to follow

IN WITNESS WHEREOF, the individual parties have executed and the corporate parties have each caused its corporate name to be hereunto subscribed by their respective duly authorized officers on the date first written above.

TRAFFIX, INC.

By:	/s/ Josh Gillon

NEW SEND, INC.

By:	/s/ Josh Gillon

SENDTRAFFIC.COM INC.

By:	/s/ Craig Handleman

THE TRAFFIC GROUP, LLC

By:	/s/ Craig Handleman

/s/
CRAIG HANDLEMAN

/s/
GREG BYRNES